UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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GETTY REALTY CORP.

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GETTY REALTY CORP.

125 JERICHO TURNPIKE, SUITE 103, JERICHO, NEW YORK 11753

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2013

To the Stockholders of GETTY REALTY CORP.:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Getty Realty Corp., a Maryland corporation, will be held at JP Morgan Chase & Co., 270 Park Avenue, 11th Floor, New York, New York, 10017 on May 14, 2013 at 3:30 p.m., for the following purposes:

(1)	To elect a Board of six directors to hold office until our 2014 annual meeting and until their successors are elected and qualified.
(2)	To hold an advisory vote to approve named executive officer compensation.
(3)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013.

We will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 28, 2013 are entitled to notice of and to vote at this meeting or any adjournments or postponements thereof.

We are pleased to take advantage of the Securities and Exchange Commission (“SEC”) rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, as well as lower the costs and reduce the environmental impact of our Annual Meeting.  On or about April 4, 2013, for the holders of record and beneficial owners of our common stock as of the close of business on the record date, we will either send (i) a copy of our Proxy Statement, including this Notice of Annual Meeting, the accompanying proxy card and our Annual Report or (ii) a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability instructs you how to access and review this Proxy Statement and our Annual Report beginning on April 4, 2013. The Notice of Internet Availability also instructs you how you may submit your proxy over the Internet.

By Order of the Board of Directors,

/s/ Joshua Dicker

Joshua Dicker Senior Vice President, General Counsel and Secretary

Jericho, New York April 3, 2013

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY AUTHORIZE A PROXY TO VOTE YOUR SHARES OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS MAILED TO YOU. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU SHOULD PROVIDE INSTRUCTIONS TO YOUR BROKER, BANK, NOMINEE OR OTHER INSTITUTION ON HOW TO VOTE YOUR SHARES. YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

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GETTY REALTY CORP.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Getty Realty Corp. (hereinafter called the “Company” or “Getty”), to be voted at the Annual Meeting to be held at JP. Morgan Chase & Co., 270 Park Avenue, 11th Floor, New York, New York, 10017 on May 14, 2013 at 3:30 p.m., and at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes of electing a Board of Directors, holding an advisory vote to approve named executive officer compensation, ratifying the appointment of independent auditors and transacting such other business as may properly come before the meeting or any adjournments or postponements thereof.

Record Date, Voting Rights, Outstanding Shares and Quorum

At the close of business on March 28, 2013, the record date for stockholders entitled to vote at the Annual Meeting, there were 33,396,790 shares of Getty common stock outstanding. Each outstanding share of common stock is entitled to one vote. The common shares vote as a single class. In order to constitute a quorum at the Annual Meeting, there must be present, or voting by proxy, holders of a majority of the outstanding common stock.

Under Maryland law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered by the beneficial owner of the stock to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Voting Requirements

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of each of the proposals. At the discretion of the persons named in the enclosed proxy card or vote instruction form, the proxies may vote on any other matter that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Vote Required

If a quorum is achieved at the Annual Meeting, the following voting requirements will apply:

•	Board Elections. To be elected to serve until our 2014 annual meeting and until his successor is elected and qualifies, a director nominee will be elected if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
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•	Advisory vote to approve named executive officer compensation. The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to approve the advisory vote on executive compensation. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.
•	Ratify the appointment of PricewaterhouseCoopers LLP. A majority of votes cast at the Annual Meeting is necessary to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

Broker Non-Votes and Abstentions

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (generally referred to as being held in street name) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Brokers may not vote your shares on the election of directors or on the advisory vote to approve named executive officer compensation in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted on either of the proposals and therefore will have no effect on the vote.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for or against the other proposals.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and we will reimburse them for their reasonable, out-of-pocket costs. We may also use the services of our officers, directors and others to solicit proxies personally or by telephone, without additional compensation.

Notice Regarding the Availability of Proxy Materials

From the date of mailing of the Notice of Internet Availability through the conclusion of the Annual Meeting, stockholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our Annual Report to stockholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The website designated contains instructions as to how to vote over the internet or by telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

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The rules and regulations adopted by the Securities and Exchange Commission (the “SEC”) permit us to deliver a single Notice of Internet Availability or set of Annual Meeting materials to one address shared by two or more of our stockholders.  We have delivered only one Notice of Internet Availability or Annual Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability or Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice of Internet Availability or Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.  If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability or Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.

The Notice of Internet Availability or Annual Meeting materials is being sent to stockholders on and will be available on the internet on or about April 4, 2013.

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PROPOSAL NO. 1
ELECTION OF DIRECTORS
(Item No. 1 on the Proxy Card)

Nominees for Election at the Annual Meeting

Getty’s directors are elected at each annual meeting of stockholders and hold office for a term of one year and until their respective successors are elected and qualified. The Board of Directors has nominated six candidates for election as directors for a one year term ending at the 2014 annual meeting of the Company’s stockholders or when their successors are duly elected and qualified. If a quorum is achieved at the Annual Meeting, a director will be elected for a term of one year if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director.

You may use the enclosed proxy card to cast your votes for the election of the nominees named in the table below. In the event that any of the nominees should become unable or unwilling to serve as a director, we intend to vote your proxy “FOR” the election of the person, if any, who is designated by the Board of Directors. For additional information about how we identify and evaluate nominees for director, see “Committees – Nominating/Corporate Governance Committee” below.

Set forth below is information regarding the directors nominated for election at the Annual Meeting, including background information and information regarding the specific experience, qualifications, attributes and skills that support the conclusion that these nominees should serve as directors of Getty.

Name and Age	Offices Held in Getty and/or Principal Occupation
Leo Liebowitz – 85

Mr. Liebowitz has served as Chairman of the Board of Getty since 1971 and served as the Chief Executive Officer of Getty from 1985 until 2010. Mr. Liebowitz served as President of Getty from 1971 until 2004. In 1955, Mr. Liebowitz co-founded the predecessor business that became our Company, and he is our largest individual stockholder.

Mr. Liebowitz also served as Chairman, Chief Executive Officer and a director of Getty Petroleum Marketing Inc. from 1996 until 2000, and as a director of the Regional Banking Advisory Board of JPMorgan Chase & Co. from 1975 to the present.

As our co-founder and one of our largest stockholders since the Company’s inception, Mr. Liebowitz possesses a deep understanding and appreciation of all aspects of Getty, its history and its business. He is highly qualified to serve on and lead our Board.

Mr. Liebowitz relinquished his position as the Chief Executive Officer of the Company on May 20, 2010. He continues his active role with the Company, and as its Chairman of the Board.

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Milton Cooper - 84

Mr. Cooper has served as a director of Getty since 1971 and as Chairman of the Compensation Committee of the Board of Directors since 2006 and a member of the Nominating/Corporate Governance Committee since before 1993.

Mr. Cooper is the Executive Chairman of the Board of Directors for Kimco Realty Corporation (“Kimco”), a NYSE listed real estate investment trust which is one of the nation’s largest owners and operators of neighborhood and community shopping centers. Mr. Cooper served as the Chairman of the Board of Directors and Chief Executive Officer of Kimco from its initial public offering in 1991 to 2009, and was a Director and President of Kimco prior thereto. In 1956, Mr. Cooper co-founded the predecessor business that became Kimco.

Mr. Cooper is a nationally recognized leader of the modern REIT industry. He has received the National Association of Real Estate Investment Trusts Industry Leadership Award for his significant and lasting contribution to the REIT industry. From 1983 through April, 2012, he was also a director of Blue Ridge Real Estate/Big Boulder Corporation, a real estate management and land development firm. Mr. Cooper also served as a member of the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts.

Along with Mr. Liebowitz, Mr. Cooper is the longest-serving member of our Board, and also one of our largest individual stockholders. Mr. Cooper is a trusted advisor and highly qualified for our Board.

Philip E. Coviello – 70

Mr. Coviello has served as a director of Getty since 1996 and has served as Chairman of the Audit Committee of the Board of Directors since 2000. Mr. Coviello also serves on the Compensation Committee since 2007 and the Nominating/Corporate Governance Committee since 1999.

Mr. Coviello has served as a director of Kimco since 2008 and serves on Kimco’s Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee. Mr. Coviello was a partner in Latham & Watkins LLP, an international law firm, until his retirement from the firm as of December 31, 2003.

Mr. Coviello’s qualifications to serve on our Board include his many years of legal experience counseling Boards of Directors and senior management of public and private companies on a wide range of corporate and securities law issues, including mergers and acquisitions, securities offerings and corporate governance, regulatory compliance and other matters.

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David B. Driscoll – 58

Mr. Driscoll has served as a director of Getty since 2007 and as Lead Director from April 2008 until February 2010. Mr. Driscoll has served as President of Getty since April 2010 and as the Company’s Chief Executive Officer since May 2010.

Prior to joining Getty as President, Mr. Driscoll was a Managing Director of Morgan Joseph & Co., Inc. since July 2001, and prior thereto, from 1999 he was the co-head of ING Barings Americas Equity Capital Markets. From 1995 to 1999 he served as Managing Director and Global Coordinator of real estate activities for ING Barings and its Americas predecessor, Furman Selz. From 1983 to 1994, Mr. Driscoll worked at Smith Barney as the senior officer responsible for property, lodging and leisure activities. Mr. Driscoll also served from 1987 through 1991 as a director of Aer Lingus-Dunfey Corporation, the North American holding company for Aer Lingus whose primary asset was the Omni Hotels.

Mr. Driscoll’s qualifications to serve on our Board include his past leadership experience with two investment banking firms, including as a Managing Director of Morgan Joseph & Co., Inc. and as the founder of the real estate group at Smith Barney, which he ran for more than a decade, as well as his broad range of experience and diverse knowledge of financial markets and capital deployment strategies, particularly as they relate to the real estate industry and REITs.

Richard E. Montag - 80

Mr. Montag has served as a director of Getty since 2010. He is a member of Compensation Committee since 2010 and the Audit Committee since 2010.

He was a director of FNC Realty Corporation (f/k/a Frank’s Nursery & Crafts, Inc.) from 2004 until 2005; Enterprise Asset Management, Inc. from 2003 until 2004; Hills Stores Company from 1997 to 1998, and Getty Petroleum Marketing Inc. from 1996 until 2000. From 1982 until 1998, Mr. Montag was the Vice President of Real Estate Development, The Richard E. Jacobs Group. On September 8, 2004, Frank’s Nursery & Crafts, Inc. filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Act, and on July 27, 2005, emerged from bankruptcy protection pursuant to a court approved plan of reorganization as FNC Realty Corporation.

Mr. Montag’s qualifications to serve on our Board include his demonstrated leadership and management experience and strong understanding of public company governance and operations through his prior service on three public company boards. Mr. Montag also possesses experience as a director of Getty Petroleum Marketing, Inc. from October 1996 until December 2000 and as a senior executive in the real estate industry, including his prior position as vice-president and partner with The Richard E. Jacob Group, Inc., one of the nation’s most established and respected owners, developers, and managers of commercial real estate.

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Howard B. Safenowitz – 54

Mr. Safenowitz has served as a director of Getty since December 1998 and as Lead Director of Getty since February 2010. He has also served as Chairman of the Nominating/Corporate Governance Committee of the Board of Directors since 2005. Mr. Safenowitz also serves on the Compensation Committee since 1999 and on the Audit Committee since 2005.

Together with attributed family interests, Mr. Safenowitz is also one of the Company’s largest stockholders. Mr. Safenowitz is the President of Safenowitz Family Corp., an investment firm, since 1997. From 1990 to 2003, he was employed by The Walt Disney Company where he served as Senior Vice President, Business Affairs of Buena Vista Motion Pictures from March 2001 until April 2003 and prior thereto as Vice President, Business Affairs of Walt Disney Pictures and Television from 1996 until 2001. Mr. Safenowitz practiced corporate and transactional law in New York and California from 1983 until joining The Walt Disney Company in 1990. He also served as a director of Getty Petroleum Marketing, Inc. from December 1998 until December 2000.

Mr. Safenowitz’s qualifications to serve on our Board include his significant experience with and knowledge of Getty, along with his prior service as a director of Getty Petroleum Marketing, Inc. until December 2000, which together provide him with a valuable perspective on core business matters that face our Company. In addition, his experience as a corporate lawyer, as well as his position as the president of Safenowitz Family Corp., and his past leadership experience at The Walt Disney Company, have provided Mr. Safenowitz demonstrated leadership and management skills contributing to his value as an advisor to our Company.

Recommendation

The Board unanimously recommends that you vote “FOR” the election of each nominee for director.

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 CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

Our Board of Directors is currently comprised of Leo Liebowitz, Howard B. Safenowitz, Milton Cooper, Philip E. Coviello, David B. Driscoll, and Richard E. Montag. Our Board is elected by the stockholders to oversee the performance of the business affairs of the Company and to set broad strategy for the Company’s growth. The Board of Directors acts as an advisor to senior management and monitors its performance. It also oversees the Company’s compliance efforts. To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. The Corporate Governance Guidelines address, among other things, the size of the Board of Directors, director independence, committee membership and structure, meetings and executive sessions, and director selection and training.

The Charters for each of the committees of the Board of Directors, the Corporate Governance Guidelines, and Getty’s Business Conduct Guidelines (which serve as our code of ethics under the Sarbanes-Oxley Act of 2002 and our code of business conduct and ethics under the NYSE rules, and covers officers, employees and directors), may all be accessed through the Getty website at www.gettyrealty.com by clicking on Corporate Governance. Additionally, copies of any such documents may be obtained by submitting a written request to Mr. Joshua Dicker, Senior Vice President, General Counsel and Secretary, at the address for Getty’s executive offices provided in this Proxy Statement. The Business Conduct Guidelines apply to all employees, officers and directors of the Company and waivers of the Business Conduct Guidelines for directors or executive officers, if any, will be disclosed as required by the rules and regulations of the SEC. There were no such waivers in 2012.

For the year ended December 31, 2012, our Board of Directors had six members. The Board of Directors has nominated six candidates for election as directors for a one year term ending at the 2014 annual meeting of the Company’s stockholders and when their successors are duly elected and qualified. If a quorum is achieved at the Annual Meeting, a director will be elected if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer (“CEO”) and Chairman of the Board as the Board believes it is in the best interests of the Company for the Board to have the flexibility to make the determination whether the same person should serve as both the CEO and Chairman of the Board at any given point in time, or whether the roles should be separate, depending, among other factors, on the position and direction of the Company and the membership of the Board. The Board believes that its current leadership structure, with the separation of the Chairman and the CEO position, is appropriate for the Company because it separates the leadership of the Board from the day-to-day leadership of the Company. The Board believes that, in addition to the independent Lead Director, separating the position of Chairman from the CEO better positions the Board to evaluate the performance of management and enables the Chairman to provide guidance to the CEO.

In his role as Chairman of the Board, Mr. Liebowitz is responsible for enhancing Board effectiveness, in particular by ensuring the Board works as a cohesive team; ensuring that the Board has adequate resources and that there is a process in place to assure that the Board is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board; and assessing the effectiveness of the overall Board, and individual directors on a regular basis. He is also responsible for Board management, in particular by providing oversight on the agendas for Board meetings; consulting with the CEO regarding the membership and the chairs for Board committees ensuring that the independent directors meet regularly without management present to discuss the effectiveness of the CEO and the Board, and by chairing Board meetings.

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In his role as the CEO, Mr. Driscoll is responsible for setting a strategic vision for the Company and seeking to align the Company, internally and externally, with that strategic vision. In addition, Mr. Driscoll, as CEO, is responsible for day to day leadership of the Company, promoting Company performance through his leadership, and leading the Company in the execution of its business plan. Our CEO also serves on our Board, which we believe helps the CEO serve as a bridge between management and the Board of Directors, ensuring that both groups act with a common purpose. We believe that the CEO’s presence on the Board enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions by the Board.

Prior to Mr. Driscoll’s appointment as the Company’s CEO in May of 2010, Mr. Liebowitz served as both our Chairman of the Board and Chief Executive Officer. In February 2010, as part of a management succession process, Getty announced that Mr. Liebowitz would relinquish his position as CEO at the May, 2010 Annual Meeting and that thereafter he would continue to serve as Chairman of the Board and would retain an active role in the Company through May 2013 at which time he intended to retire.

Role of Board of Directors in Risk Oversight

It is management’s responsibility to assess and manage the various risks the Company faces and the Board’s responsibility to oversee management in this effort. In exercising its oversight, the Board has delegated primary responsibility for risk assessment and risk management oversight to the Audit Committee. Under its Charter, the Audit Committee’s responsibilities include discussing with management the Company’s policies with respect to risk assessment and risk management, and the Company’s material financial risk exposures and the actions management has taken to limit, monitor or control such exposure. The Audit Committee receives periodic reports from management on the Company’s enterprise risk management practices and our risk mitigation efforts. The Audit Committee also oversees the Company’s legal and regulatory compliance programs and internal audit function. Our full Board periodically reviews the Company’s strategic plans and objectives, including the risks that may affect the achievement of these strategic plans and objectives.

Independence of Directors

The Board of Directors has determined that Messrs. Cooper, Coviello, Montag and Safenowitz are “independent” as defined in the listing standards of the NYSE. In making these determinations, the Board of Directors considered all relevant facts and circumstances, including the independence standards set forth in Section 303A.02 of the rules of the New York Stock Exchange. The Board of Directors affirmatively determined that none of the directors, or any of their respective family members, other than (a) Mr. Liebowitz, who has an executive role with the Company as its Chairman of the Board, and (b) Mr. Driscoll, who is the President and Chief Executive Officer of the Company, has had any relationship with Getty (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), other than as a stockholder and director of Getty, within the last three years. Accordingly, the Board of Directors has affirmatively determined that each of the directors, other than Mr. Liebowitz and Mr. Driscoll, is “independent.”

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It has been and will continue to be the practice of the Board of Directors to meet at least quarterly each year and have Mr. Liebowitz, as Chairman, chair such meetings. Additionally, it has been the practice of the independent directors to meet in executive session at least quarterly each year, and to have the Lead Director chair such sessions.

Mr. Safenowitz has served since February 25, 2010 as the Company’s Lead Director to preside at all executive sessions of the independent directors.

Directors’ Meetings

During the year ended December 31, 2012, the Board of Directors held 7 meetings (including four regular meetings and three special meetings). Each of the directors attended all of the meetings of the Board of Directors, and of the Committees of the Board on which the director served. Each of the directors also attended the annual meeting of stockholders in May 2012.

Committees

The Board of Directors has an Audit Committee, a Nominating/Corporate Governance Committee and a Compensation Committee, the membership and functions of which are described below.

Audit Committee

The Audit Committee met eight times in 2012. The Audit Committee consisted of Messrs. Coviello (Chairman), Montag, and Safenowitz. The Audit Committee selects the firm of independent public accountants that audits the consolidated financial statements of Getty and its subsidiaries, discusses the scope and the results of the audit with the accountants and discusses Getty’s financial accounting and reporting practices. The Audit Committee also examines and discusses the adequacy of Getty’s internal control over financial reporting with the accountants and with management. The Board has designated the Audit Committee to take the lead in overseeing our risk assessment and risk management, along with compliance with our Business Conduct Guidelines. In addition to regular meetings, at least one Audit Committee member meets telephonically with management and Getty’s independent auditors to review the Company’s annual and quarterly reports and other reports, as appropriate, prior to their filing with the SEC. The Audit Committee met with management and Getty’s independent auditors to review the Company’s audited financial statements for the year ended December 31, 2012 with particular emphasis on the various accounting matters raised by the December 5, 2011 bankruptcy filing by Getty Petroleum Marketing, Inc. and the ongoing liquidation of the Marketing estate, and recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for such year. See “Role of Board of Directors in Risk Oversight” on page 11 for a discussion of the Audit Committee’s role in risk assessment and risk management oversight. Additionally, the Audit Committee reviews and discusses with management, management’s specific disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Please also see the Audit Committee Report included in this Proxy Statement.

The Board of Directors determined that for the year ended December 31, 2012, each member of the Audit Committee (a) was (1) “independent” and (2) “financially literate” as such term is defined in the listing standards of the NYSE and (b) met the independence tests set forth in Section 301 of the Sarbanes-Oxley Act of 2002 and regulations promulgated thereunder by the SEC. The Board of Directors also determined that for the year ended December 31, 2012, Mr. Coviello and Mr. Montag qualified as an “audit committee financial expert” under the relevant rules of the SEC, and that each of Messrs. Coviello and Montag had the requisite accounting/financial management expertise required by the listing standards of the NYSE.

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The Charter of the Audit Committee provides that members of the Audit Committee may not be members of the audit committee of three or more other public companies unless such other memberships have been disclosed to the Board and the Board has determined that such simultaneous service does not impair the ability of such member to serve effectively on the Audit Committee. None of the Audit Committee members served on the audit committee of three or more other public companies during 2012.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee met twice in 2012. The Nominating/Corporate Governance Committee consisted of Messrs. Safenowitz (Chairman), Cooper, and Coviello. The Nominating/Corporate Governance Committee recommends nominees for election to the Board and reviews the role, composition and structure of the Board and its committees. As part of this review, the Committee evaluates (i) whether to have a Lead Director, (ii) the responsibilities of the positions of Chairman of the Board and Lead Director, and (iii) the qualifications for those positions, including whether the position of Chairman of the Board of Directors should be held by the Chief Executive Officer, an independent director, or a non-independent director other than the Chief Executive Officer. The Nominating/Corporate Governance Committee also recommends candidates to the Board for election as officers.

For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Nominees for Election at the Annual Meeting” section on page 6 of this Proxy Statement.

The Nominating/Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, consistent with the Committee’s charter, when identifying director nominees the Committee considers general principles of diversity, and does so in the broadest sense. The Nominating/Corporate Governance Committee seeks to recommend the nomination of directors who represent different qualities and attributes and can represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and oversight of the Company’s business.

The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” as such term is defined in the listing standards of the NYSE. The Nominating/Corporate Governance Committee Charter includes policies with regard to stockholder recommendations of nominees to the Board of Directors.

Stockholders wishing to recommend candidates for election to the Board must supply information in writing regarding the candidate to Mr. Joshua Dicker, Senior Vice President, General Counsel and Secretary of the Company, at the Company’s executive offices. This information should include the candidate’s name, biographical data and an analysis of the candidate based on the director candidate criteria described below. The recommendation must also include all information relating to the proposed director nominee that would be required to be disclosed in a solicitation of proxies for election of directors in an election contest under applicable securities law. Stockholders wishing to nominate a candidate must comply with the advance notice requirements in our By-Laws. Please refer to our By-Laws for more specific information. Additional information regarding any proposed nominees may be requested by the Nominating/Corporate Governance Committee.

Each nominee must possess fundamental qualities of intelligence, honesty, good judgment, and high standards of ethics, integrity, fairness and responsibility. The Nominating/Corporate Governance Committee also will consider the following criteria, among other criteria the Committee deems appropriate, including the specific needs of the Board at the time:

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;
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•	the director’s past attendance at meetings and participation in and contributions to the activities of the Board (if applicable);
•	experience in our industry and with relevant social policy concerns;
•	understanding of our business on a technical level;
•	educational and professional background and/or academic experience in an area of our operations;
•	experience as a board member of another publicly held company;
•	practical and mature business judgment, including ability to make independent analytical inquiries;
•	“independence,” as defined by the NYSE listing standards;
•	financial literacy;
•	standing in the community; and
•	ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths.

On the basis of the information gathered in this process, the Nominating/Corporate Governance Committee will determine which nominees to recommend to the Board. Recommendations and related information received prior to any Nominating/Corporate Governance Committee meeting where director nominees are to be considered will be considered at that meeting. The Nominating/Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the source of the recommendation. This process includes, among other things, personal interviews, discussions with professional references, background checks, credit checks and resume verification.

The Nominating/Corporate Governance Committee has not received any recommendation for a director nominee from any stockholder or group of stockholders.

Compensation Committee

The Compensation Committee met four times in 2012. The Compensation Committee consisted of Messrs. Cooper (Chairman), Coviello, Montag and Safenowitz. The Compensation Committee is responsible for developing and, with the approval of the Board, implementing the compensation plans, policies and programs of the Company and producing an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations. It is the Compensation Committee’s responsibility to ensure that compensation programs are designed to encourage high performance and promote accountability and assure that employee interests are aligned with the interests of the Company’s stockholders. The Board has determined that each member of the Compensation Committee is “independent” as such term is defined in the listing standards of the NYSE.

The Compensation Committee also administers the Supplemental Retirement Plan for Executives of Getty Realty Corp. and Participating Subsidiaries (the “Supplemental Retirement Plan”) and the Getty Realty Corp. 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”) and reviews, and recommends to the Board, for Board approval, the compensation of the directors and each of the executive officers of Getty.

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The Compensation Committee’s Charter provides that the Committee may delegate any or all of its responsibilities, except that the Committee may not delegate its responsibilities with respect to:

•	its annual review and approval of compensation for officers, directors and certain highly compensated employees;
•	its recommendation to the Chairman of the Board of any changes in non-management director compensation;
•	its management and annual review of, and responsibilities with respect to, all bonus, incentive compensation, equity-based compensation, and employee pension and welfare benefit plans;
•	any other matters that involve executive compensation; or
•	any matters where the Committee has determined that such compensation is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) by virtue of being approved by a committee of outside directors or is intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) pursuant to Rule 16b-3 by virtue of being approved by a committee of non-employee directors.

Compensation of Getty’s executive officers (with the exception of the CEO) is recommended by the CEO to the Compensation Committee and is discussed, reviewed and established by the Compensation Committee, subject to approval by the full Board of Directors. The compensation of the CEO is discussed, reviewed and approved by the Compensation Committee. No executive officer other than the CEO plays a role in determining or recommending the amount or form of executive and director compensation.

The Compensation Committee retained Steven Hall Partners (“SHP”), an independent compensation consultant, for matters related to executive officer and Director compensation for 2012. SHP does not provide any other services to Getty. SHP reported directly to the Compensation Committee. For further discussion of the role of the Compensation Committee in the executive compensation decision-making process, and for a description of the nature and scope of SHP’s assignment, see generally the “Compensation Discussion and Analysis” section starting on page 19 of this Proxy Statement and, in particular, the section entitled “Independent Compensation Consultant” on page 22 of this Proxy Statement.

Contacting the Board of Directors

Stockholders and other interested parties who wish to communicate with the Board of Directors may do so by sending written communications to the Board of Directors at the following address: Board of Directors, Getty Realty Corp., 125 Jericho Turnpike, Suite 103, Jericho, New York 11753. Stockholders and other interested parties who wish to direct communications to only the independent (non-management) directors of Getty may do so by sending written communications to the following address: Independent Directors c/o Getty Realty Corp., 125 Jericho Turnpike, Suite 103, Jericho, New York 11753. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters.

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Executive Officers

The Company’s executive officers are as follows:

•	Mr. Leo Liebowitz, age 85, Chairman of the Board of Getty since 1971. Mr. Liebowitz was the Chief Executive Officer of Getty from 1985 until 2010, and served as President of Getty from 1971 until 2004.
•	Mr. David B. Driscoll, age 58, President of Getty since April 2010 and Chief Executive Officer since May 2010. Mr. Driscoll is also a Director of the Company. Prior to his employment with the Company, Mr. Driscoll was a Managing Director of Morgan Joseph and Co. Inc., where he was a founding shareholder. Prior to his work at Morgan Joseph, Mr. Driscoll led real estate practices at various leading investment banking firms.
•	Mr. Kevin C. Shea, age 53, Executive Vice President of Getty since 2004 (Vice President since 2001). Mr. Shea has been with Getty since 1984. Prior to 2001, he was Director of National Real Estate Development for the Company.
•	Mr. Thomas J. Stirnweis, age 54, Vice President and Chief Financial Officer of Getty since May 2012, Vice President, Treasurer and Chief Financial Officer from 2003 to 2012 and Corporate Controller and Treasurer from 2001 to 2003. Mr. Stirnweis joined Getty in January 2001 as Corporate Controller and Treasurer. Prior to joining Getty, he was Manager of Financial Reporting and Analysis of Marketing, where he provided services to Getty under a services agreement following the spin-off of Marketing in March 1997. Prior thereto, he held the same position at the Company from November 1988.
•	Mr. Joshua Dicker, age 52, Senior Vice President, General Counsel and Secretary of Getty (Vice President since February 2009, General Counsel and Secretary since February 2008). Mr. Dicker joined Getty in February 2008. Prior to joining Getty, he was a partner in the law firm Arent Fox LLP, resident in its New York City office, specializing in corporate and transactional matters.
•	Mr. Christopher J. Constant, age 34, Assistant Vice President and Treasurer of Getty (Assistant Vice President since May 2011 and Treasurer since May 2012). Prior to joining Getty, Mr. Constant was a Vice President in the corporate finance department of Morgan Joseph & Co. Inc. Prior to joining Morgan Joseph in 2001, Mr. Constant began his career in the corporate finance department at ING Barings.

There are no family relationships between any of the Company’s directors or executive officers.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF SHARES

The following table sets forth the beneficial ownership of Getty common stock as of March 28, 2013 of (i) each person who is a beneficial owner of more than 5% of the outstanding shares of Getty common stock, (ii) each director, (iii) the Named Executive Officers (as defined below), and (iv) all directors and executive officers as a group. The number of shares column includes shares as to which voting power and/or investment power may be acquired within 60 days of March 28, 2013 (such as upon exercise of outstanding stock options or settlement of Restricted Stock Units (“RSUs”)) because such shares are deemed to be beneficially owned under the rules of the Securities and Exchange Commission (the “SEC”).

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned		Approximate Percent of Class (2)

BlackRock, Inc. 40 East 52nd Street New York, NY 10055	2,533,135	(3)	7.59

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,370,051	(4)	10.09

Vanguard Specialized Funds – Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	1,767,459	(5)	5.29

Leo Liebowitz, Chairman of the Board	3,184,356	(6)	9.53

Milton Cooper, Director c/o Kimco Realty Corporation 3333 New Hyde Park Road New York, NY 11042	1,342,921	(7)	4.02

Philip E. Coviello, Director	82,120	(8)	*

David B. Driscoll, Director, CEO and President	38,380	(9)	*

Richard E. Montag, Director	70,956	(10)	*

Howard B. Safenowitz, Director Includes shares attributable to: Safenowitz Family Corp. - 2,442,197 (12) shares (7.31%) and Safenowitz Partners LP - 1,837,894 shares (5.5%)	2,996,853	(11)	8.97

Joshua Dicker, Senior Vice President, General Counsel and Secretary	10,760	(13)	*

Kevin C. Shea, Executive Vice President	34,399	(14)	*

Thomas J. Stirnweis, Vice President, Treasurer and Chief Financial Officer	26,943	(15)	*

Directors and executive officers as a group (9 persons)	7,787,688		23.32

* Total shares beneficially owned constitute less than one percent of the outstanding shares.

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(1)	Unless otherwise indicated, the address of each of the named individual is c/o Getty Realty Corp., 125 Jericho Turnpike, Suite 103, Jericho, NY 11735.
(2)	The percentage is determined for each stockholder listed by dividing (A) the number of shares shown for such stockholder, by (B) the aggregate number of shares outstanding as of March 28, 2013 plus shares that may be acquired by such stockholder pursuant to our stock option plan and our 2004 Incentive Compensation Plan within 60 days of that date.
(3)	The information is derived from a Schedule 13G filed by BlackRock, Inc. on February 4, 2013.
(4)	The information is derived from a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) on February 7, 2013.
(5)	The information is derived from a Schedule 13G filed by Vanguard Specialized Funds-Vanguard REIT Index Fund on February 14, 2013.
(6)	Includes 303,623 shares held by Mr. Liebowitz’s wife as to which he disclaims beneficial ownership, 55,724 shares held by a charitable foundation of which Mr. Liebowitz is a co-trustee, 20,000 shares held by Liebowitz Family LLC, of which Mr. Liebowitz is the manager, as to which he disclaims beneficial ownership, 426 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan, 450,000 shares held by Liebowitz Realty, LLC, of which Mr. Liebowitz is co-grantor and manager, 600,000 shares held by Liebowitz Realty II LLC, of which Mr. Liebowitz is the sole member/manager, 310,957 of the shares held by CLS General Partnership Corp., of which Mr. Liebowitz is a stockholder and 9,000 vested RSUs.
(7)	Includes 10,311 shares held in a partnership of which Mr. Cooper is a partner, 68,037 shares held by his wife as to which he disclaims beneficial ownership, 2,421 shares held in a qualified pension plan for the benefit of Mr. Cooper, 227,107 shares held by a charitable foundation of which Mr. Cooper is the president, 25,802 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan, 4,887 shares held by a retirement fund of which Mr. Cooper is a beneficiary, 134,052 of the shares held by CLS General Partnership Corp., of which Mr. Cooper is a stockholder and 9,000 vested RSUs.
(8)	Includes 25,656 shares held by a charitable remainder trust of which Mr. Coviello is the trustee, 9,000 vested RSUs and 931 shares in a testamentary trust formed under Mr. Coviello’s father’s will for the benefit of Mr. Coviello and his children, of which he is a co-trustee.
(9)	Includes stock options covering 5,000 shares and 18,350 vested RSUs.
(10)	Includes 20,190 shares held by Mr. Montag’s wife as to which he disclaims beneficial ownership and 3,800 vested RSUs.
(11)	Includes 2,442,197 shares attributable to Safenowitz Family Corp., which, in turn, includes 1,837,894 shares held by Safenowitz Partners, LP, 515,000 shares held by Safenowitz Family Partnership, LP and 89,303 shares held by Safenowitz Investment Partners. Also includes 35,195 shares held as custodian for three children (27,230 as to which he disclaims beneficial ownership), 11,523 shares held by his wife (as to which he disclaims beneficial ownership) and 320,540 shares beneficially owned by The Marilyn Safenowitz Irrevocable Trust u/a/d 4/13/00, of which Mr. Safenowitz is trustee. Also includes 9,000 vested RSUs.
(12)	Includes 1,837,894 shares held by Safenowitz Partners, LP, 515,000 shares held by Safenowitz Family Partnership, LP, and 89,303 shares held by Safenowitz Investment Partners. Safenowitz Family Corp. is the general partner of each of Safenowitz Partners, LP, Safenowitz Family Partnership, LP and Safenowitz Investment Partners. Mr. Safenowitz is the president of Safenowitz Family Corp.
(13)	Includes 10,700 vested RSUs.
(14)	Includes 290 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan and 20,200 vested RSUs.
(15)	Includes 19,500 vested RSUs.
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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee is responsible for setting and administering the compensation policies and practices for the executive officers of the Company. The Company’s executive compensation program consists primarily of the following elements: base salary, cash incentive compensation, equity compensation and retirement plans. We do not utilize compensation policies or practices that create risks which are reasonably likely to have a material adverse effect on the Company. This “Compensation Discussion and Analysis” section describes generally the Company’s compensation policies and practices that are applicable to the Chief Executive Officer (the “CEO”), the Chief Financial Officer (“CFO”) and the three most highly compensated executive officers other than the CEO and CFO (the “Named Executive Officers” or “NEOs”).

2012 Company Performance and Compensation Highlights

This section presents a summary of the company-wide operational and financial achievements delivered by the Company’s management in 2012 that were relied upon by the Compensation Committee in reaching its conclusions regarding executive compensation, including payment to NEOs under the performance-based incentive equity compensation program for 2012 (described in detail below).

The Company’s results for the year ended December 31, 2012 continued to be materially affected by events related to the bankruptcy and ongoing liquidation of Getty Petroleum Marketing Inc. (“Marketing”) and the repositioning of properties which were previously subject to the master lease with Marketing (the “Master Lease”). More than 700 of the properties we own or lease as of December 31, 2012 were previously leased to Marketing. We previously derived a majority of our revenues from the leasing of these and other properties under the Master Lease. On December 5, 2011, Marketing filed for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and pursuant to an Order issued by the Bankruptcy Court effective April 30, 2012, the Master Lease was terminated.

The Company’s management dedicated significant time, effort and resources in 2012 to the later stages of Marketing’s bankruptcy including, in particular, the process of retaking control of the properties that were subject to the Master Lease (the “Master Lease Portfolio”) and repositioning these properties in an orderly, expedient and productive way. See our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2012 for details. Some of the achievements of these efforts include:

•	Long-Term Triple-Net Leases. We entered into ten long-term triple-net unitary leases re-letting, in the aggregate, 443 operating properties previously leased to Marketing.
•	Remaining Operating Properties. We entered into month-to-month license agreements and interim fuel supply arrangements with respect to 155 operating properties previously leased to Marketing. We also began a process of reviewing options regarding these properties and the manner in which we could reposition them in order to maximize their value, taking into account each property’s intermediate and long-term investment requirements and potential.
•	Property Dispositions. We sold 54 properties in 2012 which were previously leased to Marketing and which had their underground storage tanks removed by Marketing. In addition, in 2013, we have sold an additional 41 of these “tanks-removed” properties, and one terminal (also a former Master Lease property). We are continuing the process of marketing for sale or lease the remaining “tanks-removed” properties, eight terminals and certain “operating properties” formerly subject to the Master Lease.
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•	Enforce Property Rights. We enforced our property rights with respect to the Master Lease Portfolio through adversarial proceedings with Marketing in the Bankruptcy Court and with subsequent eviction proceedings against certain of Marketing’s former subtenants (or sub-subtenants) who did not vacate properties after the Master Lease was terminated. We continue to pursue eviction of certain former subtenants (or sub-subtenants) of Marketing who, without right, remain in occupancy of properties formerly leased to Marketing.
•	Refinance Maturing Debt. We refinanced our maturing credit facilities in March 2012 on market terms during a time of significant uncertainty relating to impacts of the Marketing bankruptcy. Later in 2012, we commenced negotiations for a longer term refinancing that subsequently closed in the first quarter of 2013.
•	Financial Performance. For the year ended December 31, 2012, earnings from continuing operations were $13.8 million, net earnings were $12.4 million and FFO was $33.2 million, or $0.99 per fully-diluted share.[1]

After consideration of the foregoing operational and financial achievements, and individual contributions which advanced these achievements, the Compensation Committee made the following determinations:

•	In December, 2012, upon the recommendation of the CEO, the Compensation Committee awarded cash bonuses to the NEOs (see “Incentive Compensation - Cash Bonus” below).
•	NEO base salaries for 2013 remained unchanged from those in effect in 2012 (see “Base Salary” below).
•	Amounts contributed by the Company to the Supplemental Retirement Plan for NEOs were based upon the formulation adopted by the Compensation Committee in 2012 (and used in determining contributions made for 2011) (see “Retirement Plans” below).
•	Annual discretionary grants of restricted stock units (“RSUs”) made to the NEOs in 2013 under the Getty Realty Corp. 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”) were in the same amounts as the discretionary RSU grants made to the NEOs in 2012 (see “Equity Incentive Awards” below).
•	For 2012 performance only, the Compensation Committee granted in 2013 RSUs to the NEOs based upon satisfaction of certain thresholds set forth under the performance-based incentive compensation program adopted in 2012 (see “2012 Special Incentive Compensation” below).

1 Adjusted Funds from Operations and FFO are non-GAAP measures. For a description of how Getty calculates Adjusted Funds from Operations and FFO and for a reconciliation of these non-GAAP measures to the nearest comparable GAAP measure, see Item 6 (Selected Financial Data) in the Annual Report on our Form 10-K for the year ended December 31, 2012.

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Overview of Getty’s Compensation Program

Getty’s compensation program for executive officers is designed to effectively manage the Company’s aggregate annual compensation expense while providing executive officers with a total compensation package that is adequate to retain them, encourage high performance and promote accountability, except for Mr. Liebowitz with respect to whom, as the Company’s largest stockholder, the Compensation Committee is guided by what it believes to be reasonable for his position in view of his contributions to the Company’s performance without regard to retention. Getty’s compensation policies are also designed to promote increased stockholder value by aligning the financial interests of Getty’s executive officers with those of its stockholders. The Compensation Committee believes that its current policies, plans and programs are adequate for these purposes.

Getty’s executive compensation program involves a combination of annual cash compensation, incentive compensation (cash incentive awards and equity incentive awards like RSUs with dividend equivalents), retirement and other plans, and perquisites and other benefits. Stock-based grants are viewed by the Compensation Committee as the means of aligning the financial interests of Getty’s executive officers with those of its stockholders (other than with respect to Mr. Liebowitz, for the reasons noted above). For 2012 performance only, the Compensation Committee determined, in view of the adverse developments during 2011 related to Marketing, to restructure a portion of the Company’s incentive compensation program in order to draw a more direct and visible link between certain compensation elements paid to the NEOs and the Company’s financial performance. To accomplish this, the Committee adopted a performance-based incentive equity compensation program for 2012 pursuant to which certain NEOs and other executives became eligible to receive RSUs (including dividend equivalents paid with respect to such RSUs) in 2013. (See “2012 Special Incentive Compensation” below.)

The Compensation Committee reviews, from time to time, the annual compensation survey conducted by the National Association of Real Estate Investment Trusts (“NAREIT”), and for 2012 considered peer-group marketplace data provided by Steven Hall Partners (“SHP”), an independent executive compensation consulting firm. See “Independent Compensation Consultant” below for details.

The Compensation Committee evaluates whether current base salary levels for executive officers are, in combination with other compensation components, sufficient to achieve the objectives of Getty’s compensation program. Total compensation, including discretionary annual cash incentive awards and RSUs grants (including dividend equivalents paid with respect to such RSUs), are in aggregate amounts which the Compensation Committee considers sufficient to retain its executive officers and to align their interests with those of Getty’s stockholders.

Compensation of the NEOs (with the exception of the CEO) is recommended by the CEO to the Compensation Committee and is discussed, reviewed and established by the Compensation Committee. With respect to compensation decisions made in 2012, the Compensation Committee received proposals and input from the CEO and consulted with SHP. The Compensation Committee used the information provided by the CEO and the report and guidance from SHP in its determinations regarding total remuneration for executive officers. The compensation of the CEO is discussed, reviewed and approved solely by the Compensation Committee.

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Section 162(m) of the Internal Revenue Code denies publicly-held corporations the federal income tax deduction for compensation in excess of $1.0 million paid to its chief executive officer and the three most highly compensated executive officers during a year (other than the CEO and CFO) unless the compensation is qualified performance-based compensation. At this time the compensation paid to our CEO and other executive officers does not approach the $1.0 million limit on non-performance based deductible compensation imposed by Section 162(m) of the Internal Revenue Code. In the event that the compensation of any executive officer is anticipated to exceed the Section 162(m) limitation in the future, the Compensation Committee will consider such limitation in determining such officer’s total compensation. It is the policy of the Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1.0 million deduction limit under Section 162(m) of the Internal Revenue Code, as well as other sections of the Internal Revenue Code, while maintaining flexibility to take actions with respect to compensation that it deems to be in the interest of the Company and its stockholders which may not qualify for tax deductibility.

The primary elements of compensation for NEOs are the following:

•	Base salary;
•	Incentive compensation (discretionary annual cash incentive awards and equity incentive awards like RSUs with dividend equivalents);
•	Retirement and other plans; and
•	Perquisites and other benefits.

Independent Compensation Consultant

Our Compensation Committee retained the services of a consultant from Steven Hall Partners (“SHP”), an independent executive compensation consulting firm, to advise it with respect to its 2012 executive compensation decisions. SHP reported directly to the Compensation Committee and the Compensation Committee had the ability to replace SHP or hire additional consultants at any time. SHP was retained to (a) conduct a comprehensive review of the Company’s executive compensation program, (b) conduct a marketplace review of compensation levels for our top five executive officers, (c) analyze our current annual and long-term incentive programs and compare them to market with regard to (i) competitiveness, (ii) design features and (iii) vehicle usage, and (d) propose to and discuss with the Compensation Committee recommendations with respect to the 2012 executive compensation program design.

SHP provided guidance to the Compensation Committee pertaining to executive compensation trends and competitive market data and peer group analysis, and provided advice and recommendations to the Compensation Committee regarding executive compensation philosophy, annual incentive plan designs and pay mix strategies for our executive compensation program. SHP consulted with the Compensation Committee in connection with the terms of the 2012 performance-based incentive compensation program that was adopted by the Compensation Committee in April 2012. (See “2012 Special Incentive Compensation” below.)

SHP’s general recommendations as to executive compensation program features were considered by the Compensation Committee in setting the Company’s 2012 executive officer executive compensation program. Other than as described above, SHP did not provide any services to the Company or to our management.

 Base Salary

The Compensation Committee examines whether each executive’s base salary is at an appropriate level in view of such person’s job responsibility, experience, and value to the Company, and relative to achieving the overall designs and goals of the compensation program for all executive officers. As part of this process and in order to achieve the overall designs of Getty’s executive compensation program, the Compensation Committee determined not to increase base salaries for the NEOs in 2013 from those in effect in 2012.

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On April 26, 2010, the Company entered into an employment agreement with David B. Driscoll for his employment as the Company’s President and CEO. Mr. Driscoll’s employment agreement provides for an annual base salary of $500,000, which was established based upon arm’s length negotiations between Mr. Driscoll and the Company. (See “Driscoll Employment Agreement” below.)

Incentive Compensation

Cash Bonus

The Compensation Committee believes that discretionary cash bonuses are useful on a case by case basis to motivate and reward executives and other management employees for their contribution to annual operating results that help create value for our stockholders. Cash bonuses for executive officers are not guaranteed, but have been awarded from time to time at the discretion of the Compensation Committee. In deciding whether to award discretionary cash bonuses, the Compensation Committee makes its determinations based upon recommendations from the Company’s CEO (except as to the CEO himself) and upon the Compensation Committee’s informed judgment in view of the Company operational and financial performance, the individual executive’s responsibilities and efforts and such executive’s contribution to the Company’s overall performance and success, the complexity or difficulty of the objectives that have been achieved, the relative significance of a cash bonus award toward meeting the overall goals of Getty’s compensation program and other relevant considerations. These and other factors are considered subjectively and no one factor is accorded any specific weight.

In 2012, the Compensation Committee did not award a discretionary cash bonus to any executive officer with respect to 2011 performance. However, in December, 2012, recognizing individual contributions which advanced Company achievements described in the “2012 Company Performance and Compensation Highlights” section above, the Compensation Committee decided, upon the recommendation of the CEO (except as to the CEO himself), to award cash bonuses to the NEOs in the following amounts: $150,000 to each of Messrs. Dicker and Shea, $75,000 to Mr. Liebowitz and $60,000 to Mr. Stirnweis.

Mr. Driscoll’s Executive Employment Agreement entered into in April 2010 contemplates Mr. Driscoll’s eligibility for a discretionary annual cash bonus based on his performance relative to the achievement of goals, benchmarks, and other criteria to be established by the Compensation Committee in consultation with Mr. Driscoll on an annual basis. Although no such benchmarks or criteria for a cash bonus have been formally established, in December 2012, recognizing Mr. Driscoll’s leadership and significant contributions which advanced Company achievements described in the “2012 Company Performance and Compensation Highlights” section above, the Compensation Committee decided to award a cash bonuses to Mr. Driscoll in the amount of $300,000.

Equity Incentive Awards

The Company maintains the stockholder-approved 2004 Plan for officers and other valued employees of the Company and its subsidiaries, and members of the Board. The 2004 Plan allows for the grant of restricted stock, restricted stock units, cash, stock or other performance awards, dividend equivalents, deferred stock awards, stock payments and other stock awards to eligible individuals. The 2004 Plan does not provide for the grant of stock options. The 2004 Plan is administered by the Compensation Committee which has the power to determine eligibility, the types and sizes of awards, the price and timing of awards, terms of vesting, the acceleration or waiver of any vesting restriction and the timing and manner of settling vested awards.

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Generally, to better align the interests of the Company’s executive officers with the interests of the Company’s stockholders, the Compensation Committee grants equity based awards under the 2004 Plan to the Company’s executive officers consisting of RSUs (including dividend equivalents paid with respect to such RSUs). RSU awards generally vest over a five year period. RSUs granted before 2009 provide for settlement upon termination of employment, and RSUs granted since 2009 provide for settlement upon the earlier of ten years after grant or termination of employment.

The Compensation Committee’s determination to grant RSUs to each executive officer is in keeping with its annual practice of using RSUs as part of the compensation program and is based on the Committee’s determination that an annual grant of RSUs fosters the equivalent of stock ownership by the Company’s executive officers, thereby aligning their personal interests with the long term interests of the Company’s stockholders, and also encourages executive retention because the awards vest over a five year period. The size of the RSU grants made to the executive officers in 2012 (as reported in the “2012 Grants of Plan-Based Awards” table on page 31 of this Proxy Statement), relating to performance in 2011, was considered appropriate by the Compensation Committee after taking into account the grants historically made by the Company to its executives, recommendations of the CEO for all executive officers excluding himself, and peer-group marketplace compensation data for comparable executives at similarly situated companies, and also based on consideration of the personal perspectives and judgments of the members of the Compensation Committee. The Compensation Committee’s practice is to target long term compensation in the form of grants of RSUs (including dividend equivalents paid with respect to such RSUs) which together with cash compensation and other benefits is sufficient to promote retention of its executive officers, align their interests with those of Getty’s stockholders and encourage dedicated efforts on the Company’s long-term business objectives and performance.

In February 2013, the Compensation Committee granted 7,500 RSUs to Mr. Driscoll, 5,000 RSUs to Messrs. Dicker and Shea, and 4,000 RSUs to Messrs. Liebowitz and Stirnweis. These grants were in the same amounts as the RSU grants made to such executives in 2012. These RSU grants will be reflected in the “2013 Grants of Plan-Based Awards” table that will be included in our Proxy Statement for the annual meeting of stockholders to be held in 2014. All such RSU grants include related dividend equivalents.

2012 Special Incentive Compensation

In April 2012, the Compensation Committee decided to adopt, for 2012 only, a performance-based incentive compensation feature to Getty’s compensation program for NEOs, with the aim of drawing a more direct and visible link between certain compensation elements paid to the NEOs and the Company’s achievement of business objectives and financial performance in 2012. By adding this performance-based incentive compensation feature, the Compensation Committee intended to incentivize management’s efforts associated with the Company’s strategies and actions in retaking of control of the Marketing Lease Portfolio and effectively repositioning these properties. To do so, the Compensation Committee approved a program under which certain NEOs and other executives would be eligible to receive RSUs (including dividend equivalents paid with respect to such RSUs) in 2013 contingent on the level of achievement of two objective financial performance goals for the Company in 2012 and on a subjective qualitative evaluation of the performance of the executive in 2012. The Compensation Committee adopted the 2012 performance-based incentive compensation program based on its belief that doing so advanced the overall design of Getty’s compensation program for executive officers in the following manner:

•	Pay for Performance: The potential grant of RSUs under the 2012 performance-based incentive compensation program would focus management’s attention and effort on the attainment of pre-established performance goals and would link the performance of NEOs with the overall financial performance and business objectives of Getty in 2012.
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•	Alignment to Stockholders’ Interests: The performance-based aspect of the 2012 performance-based incentive compensation program would align the interests of NEOs with the interests of our stockholders.

Under the 2012 performance-based incentive compensation program, the RSUs, if granted, are granted on terms substantially consistent with the traditional discretionary RSU awards that are annually granted by the Company, except for the relative vesting schedules: RSUs granted under the 2012 performance-based incentive compensation program vest on a cumulative basis, with the first 20% vesting occurring on May 1, 2013, and an additional 20% vesting on each May 1 thereafter, through May 1, 2017; while the traditional discretionary RSU awards vest on a cumulative basis ratably over a five-year period with the first 20% vesting occurring on the first anniversary of the date of the grant. The performance thresholds associated with the 2012 performance-based incentive compensation program have two formulaic elements and one discretionary or qualitative element, as follows:

•	Objective Financial Performance Goals:

1.	A threshold based on funds from operations (“FFO”) per fully-diluted share for 2012 as reported on the audited year-end 2012 consolidated financial statements (weighted at 50%)[2];

2.	A threshold based on gross proceeds from the sale of certain gas station sites and petroleum terminal properties that were previously leased to Marketing (weighted at 25%); and

•	Subjective Discretionary Determination:

1.	Qualitative elements determined on a discretionary basis by the Compensation Committee (weighted at 25%).

Under the 2012 performance-based incentive compensation program, the Compensation Committee had established a specific number of RSUs attributable to each participating NEO that could be earned by and granted to such NEO on or before May 1, 2013 based upon the objective financial performance goals and subjective qualitative determinations outlined above. The number of RSUs set for possible grant to each NEO reflected the Compensation Committee’s assessment of such executive officer’s expected contribution to the achievement of financial performance goals and business objectives, the executive officer’s role in the Company and degree of challenge in the executive officer’s position, and also included subjective measures deemed relevant by the Compensation Committee. The proportionate number of RSUs attributable to each of the two formulaic financial performance goals (i.e., 50% of the aggregate number of RSUs established for an NEO with respect to the FFO performance goal and 25% of the aggregate number of RSUs established for an NEO with respect to the gross proceeds performance goal) was subject to decrease or increase based upon the Company having attained between 90% and 125% of the respective financial performance goal. The intent of the Committee was to set the targets at challenging, yet achievable, levels which would require strong performance in 2012.

2 FFO is a non-GAAP measure. See note 1 above.

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In February 2013, the Compensation Committee granted 11,250 RSUs to Mr. Driscoll, 7,500 RSUs to Messrs. Dicker and Shea, and 5,000 RSUs to Mr. Stirnweis under the 2012 performance-based incentive compensation program. All such RSU grants include related dividend equivalents. The amounts awarded by the Compensation Committee represented fifty (50%) percent of the total amounts that could have been earned by the NEOs under the 2012 performance-based incentive compensation program. With respect to the objective financial performance goal based upon FFO per fully-diluted share for 2012, the Compensation Committee awarded each NEO the maximum number of RSUs for this goal (representing fifty (50%) percent of the total number of RSUs that could have been earned by such NEO under the program) based upon the Company having exceeded the threshold FFO amount for 2012 set by the Compensation Committee for the program. The Compensation Committee did not award any RSUs with respect to the Company’s second financial performance goal, and, in consideration of the overall designs of Getty’s executive compensation program and the discretionary cash bonus and other awards granted by the Compensation Committee to the NEOs for 2012, the Compensation Committee did not award any RSUs under the subjective discretionary component of the 2012 performance-based incentive compensation program.

In making executive compensation determinations, our Compensation Committee has also considered the results of the non-binding, advisory stockholder votes on our executive compensation program. Our stockholders approved our executive compensation program in each of those years, most recently approving it by 97% in 2012. The Compensation Committee was mindful of our stockholders’ endorsement of the Compensation Committee’s decisions and policies to date and decided to retain its general approach to executive compensation during 2012. The Compensation Committee will continue to consider the results from this year’s and future advisory stockholder votes regarding the executive compensation program.

The following chart presents information regarding Getty’s equity compensation plans, as of December 31, 2012:

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity Compensation Plans approved by stockholders:
-the Stock Option Plan	5,000		$27.68	0	(1)
-the 2004 Plan	216,350	(2)	$0.00	781,601	(3)(4)
Equity Compensation Plans not approved by stockholders	N/A		N/A	N/A

Total	221,350			781,601

(1)  The term of the Stock Option Plan expired at the end of January 2008. The Compensation Committee cannot grant any more options pursuant to the Stock Option Plan.

(2)  Represents shares underlying outstanding RSUs.

(3)  The 2004 Plan permits awards of restricted stock, RSUs, cash, stock or other performance awards, dividend equivalents, deferred stock awards, stock payments and stock awards. There is no sublimit on any particular type of award. All awards are governed by the aggregate limit of 1,000,000 shares of common stock available under the 2004 Plan.

(4)  Excludes 2,049 shares which have been issued upon settlement of RSU grants.

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Retirement Plans

Getty has a retirement and profit-sharing plan with 401(k) deferred savings plan provisions (the “Retirement Plan”) for employees, including the NEOs, meeting certain service requirements. An annual discretionary profit sharing contribution to the Retirement Plan is determined by the Board of Directors. The contribution is calculated as a percentage of the sum of (i) the employee’s compensation (as defined in the Retirement Plan) up to the maximum allowed under Internal Revenue Service regulations, and (ii) the excess of that amount over the social security taxable wage base. For 2012, the Board of Directors elected to contribute 1% of that sum for each eligible employee. This percentage was consistent with prior years. Under the terms of the Retirement Plan, the Company matches 50% of each participating employee’s elective contribution to the Retirement Plan, but in no event more than 3% of the employee’s compensation. The Company’s contributions to the Retirement Plan vest in accordance with a six-year vesting schedule and are paid upon retirement, death, disability, or termination of employment, as described more fully in the Retirement Plan.

Getty also has the Supplemental Retirement Plan for executive officers and other senior management employees. The Board of Directors has sole discretion to select annually the eligible employees for whom contributions will be made. Under the Supplemental Retirement Plan, which is not qualified for purposes of Section 401(a) of the Internal Revenue Code, a participating employee may receive in his trust account an amount equal to 10% of his compensation (as defined in the Supplemental Retirement Plan), reduced by the amount of any contributions allocated to the employee by the Company under the Retirement Plan. Amounts contributed by the Company for 2012 to the Supplemental Retirement Plan for our NEOs were based upon an amended definition of eligible compensation in the Supplemental Retirement Plan (so as to allow for base salary only to serve as the basis for computation of eligible compensation) which had been adopted by the Compensation Committee in 2012. The amounts held in trust under the Supplemental Retirement Plan may be used to satisfy claims of general creditors in the event of Getty’s or any of its subsidiaries’ bankruptcy. An employee’s account vests in the same manner as under the Retirement Plan and is paid upon separation of service from the Company. Under the Supplemental Retirement Plan, during any year, the Board of Directors may elect not to make any payment to the account of any or all eligible employees.

Driscoll Employment Agreement

On April 26, 2010, the Company entered into an employment agreement with David B. Driscoll (the “Employment Agreement”) which provides for an annual base salary of $500,000 and eligibility to receive an annual cash bonus as determined by the Compensation Committee in its discretion based on Mr. Driscoll’s performance relative to the achievement of goals, benchmarks, and other criteria to be established by the Compensation Committee in consultation with Mr. Driscoll on an annual basis. The Employment Agreement also provides for Mr. Driscoll’s eligibility to participate in the Company’s equity incentive compensation plan, supplemental retirement plan for Company executives, and all other employee benefit plans available to the Company’s employees. The Employment Agreement also provides Mr. Driscoll with an automobile allowance consistent with the Company’s policies for its CEO.

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The Employment Agreement has an initial term of employment that commenced April 1, 2010, and ends May 20, 2013, and is subject to annual successive one-year renewal terms unless either the Company or Mr. Driscoll notifies the other of non-renewal at least ninety (90) days prior to the end of the initial term or then-current one-year renewal term, as applicable. Neither the Company nor Mr. Driscoll has given notice of such non-renewal. If Mr. Driscoll’s employment is terminated as the result of death or Significant Disability (as defined in the Employment Agreement), then, in addition to base salary through the date of termination, the Company will pay Mr. Driscoll (or his designated beneficiary) six months of base salary in one lump sum. If Mr. Driscoll’s employment is terminated without Cause (as defined in the Employment Agreement), or if Mr. Driscoll terminates his employment with the Company for Good Reason (as defined in the Employment Agreement), then the Company will (i) continue to pay Mr. Driscoll’s base salary and provide to Mr. Driscoll all employment benefits as if his employment had continued until the end of the initial term or then-current renewal term, as applicable, or for one year, whichever is greater, and (ii) pay Mr. Driscoll for each full or partial calendar year remaining in the initial term or the then-current renewal term, as applicable, an amount equal to the amount of the annual cash bonus, if any, paid to Mr. Driscoll for the last completed year before his employment terminated. See “2012 Potential Payments Upon Termination or Change of Control” on page 35 of this Proxy Statement for more information about the amounts payable under the Employment Agreement.

The Employment Agreement prohibits Mr. Driscoll from (i) disclosing information that is confidential to the Company at any time during or after the termination of his employment with the Company; (ii) engaging in “competition” with the Company (as defined in the Employment Agreement) while employed by the Company and during the period in which he is receiving severance benefits following a termination without Cause or a resignation with Good Reason or for a period of one year following termination of employment under circumstances where no severance is paid; and (iii) soliciting the Company’s customers, clients, landlords, owners, tenants, and business partners with whom he has had contact while working for the Company, or soliciting or hiring the Company’s employees, sales representatives or agents, during the period in which he is prohibited from engaging in competition with the Company and for a period of six months following the expiration of the initial term or then-current renewal term, as applicable, of Mr. Driscoll’s employment under the Employment Agreement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Compensation Committee:
Milton Cooper (Chairman)
Philip E. Coviello
Howard B. Safenowitz
Richard E. Montag

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Summary Compensation Table

The following table sets forth information about the compensation of the CEO and each of the other Named Executive Officers for services in all capacities to Getty and its subsidiaries during the periods indicated.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non- Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total Compensation
		($)	($)	($)	($)	($)	($)	($)	($)
Leo Liebowitz	2012	395,351	75,000	66,280	0	0	0	72,490	609,121
Chairman	2011	395,351	0	87,600	0	0	0	72,490	555,441
	2010	395,351	50,000	77,315	0	0	0	79,712	602,378

David Driscoll	2012	500,000	300,000	124,275	0	0	0	68,168	992,443
President and Chief	2011	500,000	0	164,250	0	0	0	68,168	732,418
Executive Officer	2010	375,000	270,000	0	0	0	0	52,942	697,942

Kevin C. Shea	2012	265,000	150,000	82,850	0	0	0	39,888	537,738
Executive Vice	2011	265,000	0	87,600	0	0	0	39,888	392,488
President	2010	265,000	100,000	77,315	0	0	0	46,649	488,964

Thomas J. Stirnweis	2012	250,000	60,000	66,280	0	0	0	38,140	414,420
Vice President,	2011	250,000	0	87,600	0	0	0	38,140	375,740
Treasurer and Chief Financial Officer	2010	250,000	60,000	77,315	0	0	0	44,361	431,676

Joshua Dicker	2012	265,000	150,000	82,850	0	0	0	39,888	537,738
Senior Vice President,	2011	250,000	0	87,600	0	0	0	38,140	375,740
General Counsel and Secretary	2010	250,000	75,000	77,315	0	0	0	42,675	444,990

 (1) Stock awards are in the form of RSUs. The amount reflected is the grant date fair value calculated based on the closing price of the Company’s common stock on the grant date without consideration of the five-year vesting period of the restricted stock award. The value of future dividends is assumed to be reflected in the closing per share price of the common stock, and, consequently, in the fair value of each award. Therefore, the dividend equivalents paid on RSUs are not shown separately in this table. The Company pays dividends on RSUs only to the extent dividends are declared on shares of its common stock. Excludes for Mr. Driscoll, the $77,315 value of the 3,500 RSU award granted on March 1, 2010 for his services as a Director of the Company prior to his employment as an officer of the Company.

(2) All Other Compensation includes (w) perquisites and other personal benefits received by the Named Executive Officers that exceeded $10,000 in the aggregate for the year, specified below, (x) Company contributions to the Retirement Plan (including contributions under both the profit-sharing and 401(k) components of the Retirement Plan, and without consideration of the six-year vesting period applicable to such contributions), (y) Company contributions to the Supplemental Retirement Plan (without consideration of the six-year vesting period applicable to such contributions), and (z) life insurance premiums, as set forth in the following table:

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Name	Year	Profit Sharing Contribution	Company Match Under 401(k) Provisions	Supplemental Retirement Plan	Life Insurance(a)	Perquisites and Other Personal Benefits (b)	Severance Benefits	Total All Other Compensation
		($)	($)	($)	($)	($)	($)	($)
Leo Liebowitz	2012	3,899	0	35,636	19,755	13,200	0	72,490

	2011	3,832	0	35,703	19,755	13,200	0	72,490

	2010	3,832	0	42,925	19,755 (c)	13,200	0	79,712

David Driscoll	2012	3,899	7,500	38,601	4,968	13,200	0	68,168

	2011	3,832	7,350	38,818	4,968	13,200	0	68,168

	2010	3,832	2,788	31,454	4,968	9,900	0	52,942

Kevin C. Shea	2012	3,899	7,500	15,101	4,388	9,000	0	39,888

	2011	3,832	7,350	15,318	4,388	9,000	0	39,888

	2010	3,832	7,350	22,079	4,388	9,000	0	46,649

Thomas Stirnweis	2012	3,899	7,500	13,601	4,140	9,000	0	38,140

	2011	3,832	7,350	13,818	4,140	9,000	0	38,140

	2010	3,832	7,350	20,039	4,140	9,000	0	44,361

Joshua Dicker	2012	3,899	7,500	15,101	4,388	9,000	0	39,888

	2011	3,832	7,350	13,818	4,140	9,000	0	38,140

	2010	3,832	7,350	18,353	4,140	9,000	0	42,675

(a) Except as provided in (c) below, all life insurance policy premiums relate to term life insurance policies.

(b) Perquisites and Other Personal Benefits consist only of an automobile allowance.

(c) Amount includes payment by the Company of 25% of the $75,626 fixed annual premium for a 10-year universal life insurance policy owned by Mr. Liebowitz. Mr. Liebowitz pays the remaining 75% of that premium.

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2012 Grants of Plan-Based Awards

Name	Board Action Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards (2)(3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	($)	($)	($)
Leo Liebowitz	3/2/2012	3/2/2012	0	0	0	0	0	0	4,000	0	66,280
David Driscoll	3/2/2012	3/2/2012	0	0	0	0	0	0	7,500	0	124,275
Kevin C. Shea	3/3/2012	3/3/2012	0	0	0	0	0	0	5,000	0	82,850
Thomas J. Stirnweis	3/3/2012	3/3/2012	0	0	0	0	0	0	4,000	0	66,280
Joshua Dicker	3/3/2012	3/3/2012	0	0	0	0	0	0	5,000	0	82,850

(1) Stock awards are in the form of RSUs.

(2) Grant date fair value is calculated based on the closing price of the Company’s common stock on the grant date without consideration of the five-year vesting period of the restricted stock award.

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2012 Outstanding Equity Awards at Year-End

The following table provides information as to outstanding Stock Options and RSUs held by each of the NEOs at December 31, 2012.

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#) Exercisable	(#) Unexercisable	(#)	($)			(#)	($)	(#)	($)

Leo Liebowitz(2)	0	0		N/A	N/A	3/1/12	4,000	72,240	0	0
						3/1/11	3,200	57,792
						3/1/10	2,100	37,926
						3/1/09	1,000	18,060
						3/1/08	500	9,030
David B. Driscoll (3)						3/1/12	7,500	135,450	0	0
						3/1/11	6,000	108,360
						3/1/10	2,100	37,926
						3/1/09	1,000	18,060
						3/1/08	500	9,030
	5,000	0	0	27.68	5/16/2017	11/16/07
Kevin C. Shea(4)	0	0	0	N/A	N/A	3/1/12	5,000	90,300	0	0
						3/1/11	3,200	57,792
						3/1/10	2,100	37,926
						3/1/09	1,000	18,060
						3/1/08	500	9,030
Thomas J. Stirnweis(5)	0	0	0	N/A	N/A	3/1/12	4,000	72,240	0	0
						3/1/11	3,200	57,792
						3/1/10	2,100	37,926
						3/1/09	1,000	18,060
						3/1/08	500	9,030
Joshua Dicker(6)	0	0	0	N/A	N/A	3/1/12	5,000	90,300	0	0
						3/1/11	3,200	57,792
						3/1/10	2,100	37,926
						3/1/09	1,000	18,060
						3/1/08	500	9,030

(1) RSUs vest at the rate of 20% per year on the anniversary of the grant date. Vested RSUs granted before 2009 provide for settlement upon termination of employment with Getty. RSUs granted in 2009 and thereafter provide for settlement upon the earlier of ten years after grant or termination of employment with Getty. In addition, each of the award agreements for outstanding RSUs granted to our employees and directors, including NEOs, contains a provision that causes the unvested RSUs to vest upon the employee’s or director’s death or our termination of the employee’s or director’s employment, in the case of employees, or service in the case of directors, without cause.

(2) In addition to his 10,800 unvested RSUs, Mr. Liebowitz had 5,700 vested RSUs outstanding at December 31, 2012 (of which 2,500 RSUs vested during the year ended December 31, 2012) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2012 was $102,942 for Mr. Liebowitz.

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(3) Includes all Stock Options and RSUs granted to Mr. Driscoll as a director in 2010 and prior years. In addition to his 17,100 unvested RSUs, Mr. Driscoll had 11,400 vested RSUs outstanding at December 31, 2012 (of which, 4,200 RSUs vested during the year ended December 31, 2012) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2012 was $205,884 for Mr. Driscoll.

(4) In addition to his 11,800 unvested RSUs, Mr. Shea had 15,200 vested RSUs outstanding at December 31, 2012 (of which 3,000 RSUs vested during the year ended December 31, 2012) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2012 was $274,512 for Mr. Shea.

(5) In addition to his 10,800 unvested RSUs, Mr. Stirnweis had 15,200 vested RSUs outstanding at December 31, 2012 (of which 3,000 RSUs vested during the year ended December 31, 2012) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2012 was $274,512 for Mr. Stirnweis.

(6) In addition to his 11,800 unvested RSUs, Mr. Dicker had 5,700 vested RSUs outstanding at December 31, 2012 (of which 2,500 RSUs vested during the year ended December 31, 2012) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2012 was $102,942 for Mr. Dicker.

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2012 Option Exercises and Stock Vested

No options were exercised by NEOs during 2012. In addition, no shares were realized by our NEOs in 2012 in connection with the RSUs held by them (see footnotes to the table above regarding RSUs which have vested during 2012).

 Nonqualified Deferred Compensation (Supplemental Retirement Plan)

Name	Executive Contributions in 2012	Registrant Contributions in 2012	Aggregate Earnings (Loss) in 2012	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2012

	($)	($)	($)	($)	($)
Leo Liebowitz	0	35,703	63,646	0	2,344,429
David B. Driscoll	0	38,818	6,237	0	73,173
Kevin C. Shea	0	15,318	36,256	0	275,670
Thomas J. Stirnweis	0	13,818	30,261	0	230,272
Joshua Dicker	0	13,818	6,650	0	77,324

Nonqualified deferred compensation represents the balances accumulated under the Supplemental Retirement Plan. The amount reported for each executive in the column “Registrant Contributions in 2012” represents the respective amount reported for the prior year, 2011, in the column “Supplemental Retirement Plan” in the Summary Compensation Table above.

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Potential Payments Upon Termination or Change in Control

We do not provide any compensation or benefits to any of our NEOs solely on account of the occurrence of a change in control of the Company. Each of the award agreements for outstanding RSUs granted to our employees, including our NEOs, contains a provision that causes the unvested RSUs to vest upon the NEO’s death or our termination of the NEO’s employment without cause. The award agreements do not, however, provide for accelerated vesting upon the occurrence of a change in control. In addition, each NEO’s vested account balance under our Supplemental Retirement Plan is distributed upon the NEO’s death or termination of employment for any reason. See “Executive Compensation - Compensation Discussion and Analysis – Retirement Plans” on page 27 of this Proxy Statement for a description of our Supplemental Retirement Plan and the value of the account balances thereunder as of December 31, 2012.

Mr. Driscoll

The Company has entered into an employment agreement (the “Employment Agreement”) with Mr. Driscoll, our CEO. The terms of the Employment Agreement are described above in the “Compensation Discussion and Analysis” section of this Proxy Statement under the heading “Driscoll Employment Agreement”.

If during the term of his Employment Agreement, Mr. Driscoll’s employment is terminated as the result of death or Significant Disability (as defined in the Employment Agreement), then, in addition to base salary through the date of termination, the Company will pay Mr. Driscoll (or his designated beneficiary) six months of base salary in one lump sum. If Mr. Driscoll’s employment is terminated without Cause (as defined in the Employment Agreement), or if Mr. Driscoll terminates his employment with the Company for Good Reason (as defined in the Employment Agreement), then the Company will (i) continue to pay Mr. Driscoll’s base salary and provide to Mr. Driscoll all employment benefits as if his employment had continued until the end of the initial term or then-current renewal term, as applicable, or for one year, whichever is greater, and (ii) pay Mr. Driscoll for each full or partial calendar year remaining in the initial term or the then-current renewal term, as applicable, an amount equal to the amount of the annual cash bonus, if any, paid to Mr. Driscoll for the last completed year before his employment terminated.

Mr. Stirnweis

In December 1994, Getty entered into agreements with certain key employees, providing for severance payments upon enumerated termination and change of control events. Mr. Stirnweis is currently the only employee covered by this arrangement. The Company’s obligation under Mr. Stirnweis’ severance agreement is triggered by the termination of Mr. Stirnweis’ employment (i) by the Company other than for cause, (ii) by the Company or its successor following a change in control, or (iii) by the Company or Mr. Stirnweis following assignment of materially different employment by the Company. (Mr. Stirnweis’ employment will be considered materially different if it is on terms materially less favorable to Mr. Stirnweis than the terms in effect as of the date of the severance agreement, or if his place of employment is relocated more than 15 miles from Jericho, NY.) If Mr. Stirnweis’ employment is so terminated, the Company is obligated to pay severance compensation for a period of 12 months following the termination, in an amount equal to his Guaranteed Salary (as defined) minus any amount of similar compensation Mr. Stirnweis may receive from another employer during such 12-month period. “Guaranteed Salary” is defined in the severance agreement as the sum of (a) Mr. Stirnweis’ current base salary; (b) the greater of 20% of his current base salary or the benefits received by him under any bonus plan; (c) his current expected annual benefits under the Supplemental Retirement Plan; (d) the total of the current expected annual employer contributions made to his account under the Retirement Plan; and (e) his current annual automobile reimbursement. If, following a change in control, the Company or its successor continues to compensate Mr. Stirnweis but at a total salary less than his Guaranteed Salary, the Company is obligated to pay the difference during the 12-month severance period. In addition, if as a result of one of the above events, Mr. Stirnweis suffers a loss or reduction in healthcare benefits, the Company will pay the full cost of continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1984 (“COBRA”).

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Mr. Liebowitz

Pursuant to a long-standing arrangement, upon the death of Mr. Liebowitz, benefits in an amount equal to twelve months’ salary will be paid to his estate. In the event of termination of Mr. Liebowitz’s employment due to illness or incapacity for a period of one year or longer, benefits equal to twenty-four months’ salary will be payable to Mr. Liebowitz.

Director Compensation

The following text and table discuss the compensation paid to each of our non-employee directors for 2012.

Directors receive annual retainer fees of $20,000, except that the Chairman of the Audit Committee receives an annual retainer fee of $22,000. Directors also receive Committee and Board meeting fees of $1,000 for each meeting attended (except for telephonic meetings, for which the fee is $500), except that the Chairman of the Audit Committee receives $1,500 for each Audit Committee meeting (except for telephonic meetings, for which he receives $750). Mr. Safenowitz receives a fee of $10,000 per quarter for his services as Lead Director. Messrs. Liebowitz and Driscoll were not separately compensated for their services on the Board; their compensation for services as employees is discussed in the “Compensation Discussion and Analysis” section of this proxy statement above. In view of the adverse developments during 2011 related to Marketing’s bankruptcy, we reduced the amount of the fees paid to our Directors for service on the Board and on Board committees on which they served by 20% with respect to the meetings held on March 2, 2012.

Generally, to better align the interests of our Directors with the interests of the Company’s stockholders, the Compensation Committee grants equity based awards under the 2004 Plan to the Company’s directors consisting of RSUs (including dividend equivalents paid with respect to such RSUs). RSU awards generally vest over a five year period. RSUs granted before 2009 provide for settlement upon termination of service as a director and RSUs granted in since 2009 and thereafter provide for settlement upon the earlier of ten years after grant or upon termination of service as a director.

In February 2013, the Compensation Committee granted 4,000 RSUs to each of the independent directors (representing the same size RSU grants made to such directors as in 2012). The Compensation Committee’s determination to award RSUs was in order to further align the interests of directors with the Company’s stockholders and also to provide additional value to directors for their contributions to the Company.

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Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation ($)	Total ($)

Milton Cooper	28,600	66,280					94,880
Philip E. Coviello	39,300	66,280					105,580
Richard E. Montag	40,600	66,280					106,880
Howard B. Safenowitz	70,400	66,280					136,680

(1) The Company granted 4,000 RSUs to each non-employee director in 2012. The fair value of these RSUs was determined based on the closing market price of Getty’s stock on the date of grant without consideration of the five-year vesting period of the restricted stock award. These RSUs provide for settlement, to the extent vested, upon the earlier of ten years after grant or termination of service from the Board of Directors. At December 31, 2012, Messrs. Cooper, Coviello and Safenowitz each had 5,700 vested and 10,800 unvested RSUs outstanding of which, in each case, 2,500 RSUs vested during the year ended December 31, 2012. At December 31, 2012, Mr. Montag had 2,200 vested and 9,300 unvested RSUs outstanding of which 1,500 RSUs vested during the year ended December 31, 2012.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for calendar year 2012 were Messrs. Cooper, Coviello, Montag and Safenowitz. There were no Compensation Committee interlocks to report in 2012.

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PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

(Item No. 2 on the Proxy Card)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation, commonly referred to as a “Say-on-Pay” vote.

The advisory vote on executive compensation is a non-binding vote on the compensation of our NEOs as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. The Compensation Discussion and Analysis section starts on page 19 of this Proxy Statement. Please read the Compensation Discussion and Analysis section which provides a detailed discussion of our executive compensation program and compensation philosophy, including information about 2012 compensation of our NEOs. This advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board, or our compensation policies as they relate to risk management.

The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our Board or our Compensation Committee. The outcome of the vote will not require the Company, our Board or our Compensation Committee to take any action and will not be construed as overruling any decision by the Company, our Board or our Compensation Committee. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders, and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns. Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

RESOLVED, that the stockholders of Getty Realty Corp. approve, on an advisory basis, the named executive officer compensation.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” approval of the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

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REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

This report addresses our compliance with rules of the SEC and the listing standards of the NYSE designed to enhance audit committee effectiveness to improve public disclosure about the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies.

Independence/Qualifications

The Board of Directors determined that for the year ended December 31, 2012 each member of the Audit Committee was “independent”, as such term is defined in the listing standards of the NYSE, and that each member who served on the Audit Committee for 2012 is “financially literate”, as such term is defined in the listing standards of the NYSE. The Board also determined that for the year ended December 31, 2012, Messers. Coviello and Montag each qualified as an “audit committee financial expert” under the relevant rules of the SEC and each had the requisite accounting/financial management expertise required by the listing standards of the NYSE.

Sarbanes-Oxley Act Compliance

During the past year, the Audit Committee met regularly with management to assure that the Company’s internal control over financial reporting continued to meet applicable standards under the Sarbanes-Oxley Act and are compliant with the listing standards of the New York Stock Exchange. The Company’s internal control over financial reporting were reviewed and tested by PricewaterhouseCoopers LLP, our independent auditors. Their report is included in our Annual Report on Form 10-K for the year ended December 31, 2012. At the Audit Committee meeting held on February 26, 2013, the Committee reviewed the Company’s internal control over financial reporting with management and PricewaterhouseCoopers LLP, and determined that the Company is in compliance with the requirements applicable to it.

Financial Statements

With regard to our audited financial statements, the Audit Committee has:

(1) reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP, with particular emphasis on the various accounting matters raised by the December 5, 2011 bankruptcy filing by Getty Petroleum Marketing, Inc. and the ongoing liquidation of the Marketing estate;

(2) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61, as modified or supplemented;

(3) (a) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and (b) discussed with PricewaterhouseCoopers LLP their independence; and

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(4) based upon the review and discussions set forth in paragraphs (1) through (3) above, recommended to Getty’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Prior to filing with the SEC of each of the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2012, the Audit Committee Chairman or another member of the Audit Committee, reviewed with the Company’s management and PricewaterhouseCoopers LLP the Company’s interim financial results to be included in such reports and the matters required to be discussed by SAS 61.

The report of the Audit Committee should not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act or under the Exchange Act, except to the extent that Getty specifically incorporates this information by reference, and should not otherwise be deemed filed under such Acts.

Audit Committee:
Philip E. Coviello (Chairman)
Howard B. Safenowitz
Richard E. Montag
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PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 3 on the Proxy Card)

On February 26, 2013, the Audit Committee appointed the firm of PricewaterhouseCoopers LLP (“PwC”), subject to ratification by the stockholders at the Annual Meeting, to audit the accounts of Getty with respect to our operations for the year ending December 31, 2013 and to perform such other services as may be required. Should PwC be unable to perform these services for any reason, the Audit Committee will appoint another independent registered public accounting firm to perform these services. As long as a quorum is present, a majority of votes cast at the Annual Meeting is necessary to ratify the appointment of the independent registered public accounting firm.

The Audit Committee’s Pre-Approval Policy requires pre-approval of services to be provided by PwC. The policy authorizes the Audit Committee to delegate to one or more of its members, and the Audit Committee has delegated to each of its members, authority to pre-approve non-audit services. Each member is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All (100%) of the non-audit services performed by PwC in 2011 and 2012 were pre-approved by the Audit Committee.

The fees payable to PwC, our principal independent registered public accounting firm, related to services provided for the years ending December 31, 2011 and 2012 were as follows:

		2011	2012

(a)	Audit Fees(1)	$467,500	$535,000

(b)	Audit-Related Fees (assurance and related services reasonably related to audit or review of financial statements not reported under (a)) (2)	$393,000	$31,000

(c)	Tax Fees (professional services for tax compliance, advice and planning)(3)	$235,000	$283,000

(d)	All Other Fees(4) (not reflected in (a) - (c))	$1,800	$1,800

(1) Includes the aggregate fees and expenses estimated or billed for professional services rendered by PwC for the integrated audit of the Company’s annual consolidated financial statements for the year and of its internal control over financial reporting as of year end and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the year.

(2) For 2011, represents fees for professional services rendered by PwC related to the Company’s common stock issuance completed in the first quarter of 2011, the Company’s registration statement filed in the second quarter of 2011, the Company’s significant acquisitions made during 2011, and the various accounting matters presented by the Marketing bankruptcy. For 2012, represents fees for professional services rendered by PwC related to leases consummated in 2012.

(3) For 2011, includes $225,000 for federal and state tax compliance and $10,000 for advice and planning. For 2012, includes $235,000 for federal and state tax compliance and $48,000 for advice and planning.

(4) Represents annual subscription fees for the online accounting research tool Comperio.

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Representatives of the firm of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Recommendation

The Board of Directors recommends that you vote “FOR” the proposals to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2013.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Stockholder proposals to be considered for inclusion in next year’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act must be received by December 5, 2013. Any stockholder proposal or director nomination to be presented at the Annual Meeting that is not intended to be included in our Proxy Statement will be considered untimely if we receive it before February 3, 2014 or after March 15, 2014. Such proposals and nominations also must be made in accordance with our Bylaws. An untimely proposal may be excluded from consideration at the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, Getty’s officers and directors are required to file reports of ownership and changes in ownership of Getty equity securities with the SEC and the NYSE. Copies of these reports are required to be furnished to the Company. Except for the late filings noted below, based on our review of the Forms 4 and the Forms 5 filed with the SEC during 2012 and written representations provided by our directors and officers, Getty believes that during 2012 all of our officers and directors complied with the Section 16(a) requirements. Each of Getty’s officers and directors filed a Form 4 on March 22, 2012 reporting the grant of RSUs made to such person on March 2, 2012 pursuant to the 2004 Plan.

OTHER MATTERS

Management does not know of any matters, other than those referred to above, to be presented at the meeting for action by the stockholders. However, if any other matters are properly brought before the meeting, or any adjournment or adjournments or postponements thereof, we intend to cast votes pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

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Record holders may vote by returning the enclosed proxy by mail or by attending the meeting and voting in person. If your shares are held in “street name”, which means they are held for your benefit in the name of a broker, bank or other intermediary, you will receive instructions from your broker, bank or other intermediary on how you can indicate the votes you wish to cast with respect to your shares. Please be aware that beneficial owners of shares held in “street name” may not vote their shares in person at the meeting unless they first obtain a written authorization to do so from their bank or broker. The proxy may be revoked at any time prior to its exercise. Record holders may revoke their proxy by voting at the meeting or by submitting a later-dated proxy prior to the meeting to the Secretary of the Company at the address on the first page of this proxy statement. If your shares are held in “street name”, you must contact your broker for instructions on revoking your proxy. Brokerage houses and other custodians will be requested to forward solicitation material to beneficial owners of stock that they hold of record. We will reimburse brokerage houses, banks and custodians for their out-of-pocket expenses in forwarding proxy material to the beneficial owners. The cost of this solicitation, which will be effected by mail, will be borne by us.

April 3, 2013
By Order of the Board of Directors,

/S/ JOSHUA DICKER
Joshua Dicker
Senior Vice President, Secretary and General Counsel

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
GETTY REALTY CORP. ATTN: THOMAS STIRNWEIS 125 JERICHO TURPIKE, STE 103 JERICHO, NY 11753
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain

1a.	Leo Liebowitz	☐	☐	☐

1b.	Milton Cooper	☐	☐	☐

1c.	Philip E. Coviello	☐	☐	☐

1d.	David B. Driscoll	☐	☐	☐

1e.	Richard E. Montag	☐	☐	☐

1f.	Howard B. Safenowitz	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)	☐	☐	☐

3	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

0000171346_1        R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

GETTY REALTY CORP.
Annual Meeting of Stockholders
May 14, 2013 3:30 PM
This proxy is solicited by the Board of Directors

The undersigned stockholder of Getty Realty Corp. hereby constitutes and appoints LEO LIEBOWITZ and THOMAS J. STIRNWEIS, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote on all matters which may properly come before the 2013 Annual Meeting of Stockholders (or if only one shall be present and acting at the meeting then that one), all of the common shares of stock of the corporation that the undersigned would be entitled, if personally present, to vote at the annual meeting of stockholders of the corporation to be held at the JP Morgan Chase & Co., 270 Park Ave, 11th Floor, New York, New York 10017, on May 14, 2013 at 03:30 p.m., and any adjournment or postponement thereof.

The proxies will vote as the Board of Directors recommends where a choice is not specified.

Continued and to be signed on reverse side

0000171346_2        R1.0.0.51160